EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of TheStreet.com, Inc. on Form S-8 (File No. 333-145295) of our report dated March 10, 2009, with respect to our audits of the consolidated financial statements and the related consolidated financial statement schedule of TheStreet.com, Inc. as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting of TheStreet.com, Inc. as of December 31, 2008, which report is included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Marcum & Kliegman llp

Marcum & Kliegman llp
New York, New York
March 10, 2009